As filed with the Securities and Exchange Commission on March 30, 2010
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

PHOENIX TECHNOLOGIES LTD.
(Exact name of registrant as specified in its charter)

Delaware	04-2685985
(State or other jurisdiction	(IRS Employer Identification No.)
of incorporation or organization)
915 Murphy Ranch Road
Milpitas, CA 95035
(Address of principal executive offices) (Zip Code)

2007 EQUITY INCENTIVE PLAN
FEBRUARY 25, 2010 STOCK OPTION AWARD
(Full title of the Plans)

Thomas Lacey
President and Chief Executive Officer
Phoenix Technologies Ltd.
915 Murphy Ranch Road
Milpitas, CA 95035
(Name and address of agent for service)
(408) 570-1000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed	Amount of
	Amount to be	Maximum Offering	Maximum Aggregate	Registration
Title of Securities to be Registered	Registered	Price per Share(2)	Offering Price(2)	Fee
2007 Equity Incentive Plan
Common Stock, $0.001 par value	1,500,000 shares (1)	$3.08	$4,620,000	$329.00
Common Stock, $0.001 par value	400,000 shares (3)	$2.70	$1,080,000	$77.00
Aggregate amount to be registered	1,900,000 shares		Aggregate registration fee:	$406.00

(1)	This registration statement shall also cover any additional shares of common stock which become issuable under the 2007 Equity Incentive Plan being registered pursuant to this registration statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)	Estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”) solely for the purpose of calculating the registration fee. The computation for the 1,500,000 shares of common stock issuable upon exercise of options granted under the referenced 2007 Equity Incentive Plan is based upon the average of the high and low sale prices of the common stock as reported on The Global Market on March 26, 2010. The computation for the 400,000 shares issuable under the February 25, 2010 Stock Option Agreement between the registrant and Thomas Lacey is based on the closing price of the common stock as reported on The NASDAQ Global Market on February 25, 2010.

(3)	This Registration Statement covers the 400,000 shares of the registrant’s common stock issuable pursuant to the February 25 2010 Stock Option Agreement between the registrant and Thomas Lacey and any additional shares of Common Stock attributable to those shares which become issuable under such Stock Option Agreement by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the registrant’s Common Stock.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference:
(a)	The registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009, filed with the Commission on November 19, 2009 and as amended on Form 10-K/A filed with the Commission on February 11, 2010, which contains audited financial statements for the registrant’s latest fiscal year for which such statements have been filed.

(b)	The registrant’s Quarterly Report on Form 10-Q for the three month period ended December 31, 2009, filed with the Commission on February 9, 2010.
     (c) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report referred to in (a) above.
     (d) The description of the registrant’s common stock contained in the registrant’s Registration Statement on Form 8-A filed with the Commission on August 5, 1988, including any amendment or report filed for the purpose of updating such description.
     All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents. Unless expressly incorporated into this Registration Statement, a report furnished but not filed on Form 8-K shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities. Not applicable.
Item 5. Interests of Named Experts and Counsel. Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 102(b)(7) of the General Corporation Law of the State of Delaware, or DGCL, permits a Delaware corporation to limit the personal liability of its directors in accordance with the provisions set forth in that section. Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities including reimbursement for expenses incurred arising under the Securities Act of 1933, as amended.
     The registrant’s amended and restated certificate of incorporation, as amended (the “Restated Certificate”), and the registrant’s amended and restated bylaws permit indemnification of directors, officers, employees and other agents to the maximum extent permitted by Delaware law.
     Article NINTH of the Restated Certificate eliminates the personal liability of the registrant’s directors to the registrant or its stockholders for monetary damages for breach of a director’s fiduciary duty, except for liability:

(1) for breach of a director’s duty of loyalty to the registrant or its stockholders; (2) for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (3) under Section 174 of the DGCL; or (4) for any transaction from which the director derived an improper personal benefit. If the DGCL is subsequently amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the Restated Certificate provides that the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
     Article TENTH of the Restated Certificate sets forth the extent to which officers and directors of the registrant may be indemnified against any liabilities which they may incur in their capacities as directors or officers of the registrant. Article TENTH provides, in part, that each person who was or is made a party or is threatened to be made a party or is involved in any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the registrant or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harmless by the registrant, to the fullest extent authorized by the DGCL, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with such action, suit or proceeding; provided, however, that if the person seeking indemnification initiated the proceeding in respect to which he or she is seeking indemnification from the registrant, the registrant shall provide such indemnification only if such proceeding was authorized by the registrant’s board of directors. The right to indemnification includes the right to be paid expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the DGCL so requires, the payment of such expenses in advance of the final disposition of a proceeding shall be made only upon delivery to the registrant of an undertaking, by or on behalf of the relevant director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to indemnification.
     In addition, the registrant has entered into indemnification agreements with each of its executive officers and directors. The registrant also maintains an officers and directors liability insurance policy.
     The foregoing may reduce the likelihood of derivative litigation against the registrant’s directors and executive officers and may discourage or deter stockholders or management from suing directors or executive officers for breaches of their duty of care, even though such actions, if successful, might otherwise benefit the registrant and its stockholders.
Item 7. Exemption from Registration Claimed. Not applicable.
Item 8. Exhibits.

Exhibit
Number	Exhibit

4.1	Instruments Defining the Rights of Stockholders. Reference is made to Registrant’s Registration Statement on Form 8-A, together with any exhibits thereto, which is incorporated herein by reference pursuant to Item 3(d) to this Registration Statement.

5.1	Opinion and consent of Morgan, Lewis & Bockius LLP.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Morgan, Lewis & Bockius LLP is contained in Exhibit 5.1

24.1	Power of Attorney. Reference is made to page 6 of this Registration Statement.

99.1	Phoenix Technologies Ltd. 2007 Equity Incentive Plan.

99.2	Stock Option Agreement dated February 25, 2010 between the Registrant and Thomas Lacey.

Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
[Signature Pages Follow]

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on March 30, 2010.

PHOENIX TECHNOLOGIES LTD. (Registrant)
By:	/s/ Thomas Lacey
Thomas Lacey
President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Timothy C. Chu and Thomas Lacey, jointly and severally, his or her attorneys-in-fact and agents, each with the power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorneys-in-fact and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas Lacey Thomas Lacey	Director, President and Chief Executive Officer (Principal Executive Officer)	March 30, 2010

/s/ Robert Andersen Robert Andersen	Interim Chief Financial Officer (Principal Financial and Accounting Officer)	March 30, 2010

/s/ Jeffrey Smith Jeffrey Smith	Director	March 30, 2010

/s/ Douglas E. Barnett Douglas E. Barnett	Director	March 30, 2010

/s/ Dale L. Fuller Dale L. Fuller	Director	March 30, 2010

/s/ Patrick Little Patrick Little	Director	March 30, 2010

/s/ Richard M. Noling Richard M. Noling	Director	March 30, 2010

/s/ Edward Terino Edward Terino	Director	March 30, 2010

/s/ Kenneth Traub Kenneth Traub	Director	March 30, 2010

/s/ Mitchell Tuchman Mitchell Tuchman	Director	March 30, 2010

INDEX TO EXHIBITS

Exhibit
Number	Exhibit

4.1	Instruments Defining the Rights of Stockholders. Reference is made to Registrant’s Registration Statement on Form 8-A, together with any exhibits thereto, which is incorporated herein by reference pursuant to Item 3(d) to this Registration Statement.

5.1	Opinion and consent of Morgan, Lewis & Bockius LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Morgan, Lewis & Bockius LLP is contained in Exhibit 5.1

24.1	Power of Attorney. Reference is made to page 6 of this Registration Statement.

99.1	Phoenix Technologies Ltd. 2007 Equity Incentive Plan

99.2	Stock Option Agreement dated February 25, 2010 between the Registrant and Thomas Lacey.